Exhibit 23.01

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 20, 2004, except as to Note 13 as to which the date is     , 2004 in the Registration Statement (Form S-1 as filed on April 29, 2004) and related Prospectus of Google Inc. for the registration of shares of its common stock.

Ernst & Young LLP

San Francisco, California

The foregoing consent is in the form that will be signed upon the completion of the restatement of capital accounts described in Note 13 to the consolidated financial statements.

/s/    Ernst & Young LLP

San Francisco, California

April 29, 2004